EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan
THQ/Investor Relations
818/871-5095

THQ ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS

— Company Moves Fiscal 2005 Guidance to High End of Range to $1.10;

Up 20% Over the Prior Year —

CALABASAS HILLS, Calif. – July 29, 2004 – THQ Inc. (NASDAQ: THQI) today announced operating results for its fiscal 2005 first quarter and moved earnings per share guidance to $1.10, the high end of its previous range, for the fiscal year ending March 31, 2005.

For the three months ended June 30, 2004, THQ reported net sales of $88.2 million and a net loss of $3.9 million, or $0.10 per share.  For the same period a year earlier, the company reported net sales of $98.1 million and a net loss of $3.6 million, or $0.09 per share.

“Expanding our product portfolio with new original properties is a key strategic objective for THQ in fiscal 2005,” said Brian Farrell, president and CEO, THQ.  “We are thrilled with the successful launch and continued strong sales of Full Spectrum Warrior™ , and we look forward to the launch of more exciting new brands later this fiscal year.

“Our portfolio of licensed content for both handheld and console systems also delivered favorable results in the June quarter with the successful launch of SONIC ADVANCE 3 for Game Boy® Advance and continued robust sales of catalog products.  The recent video game console price cuts below $150 signal a new mass-market phase in which THQ excels and we were pleased to see strong sales of our titles for the mass-market consumer during the quarter,” Farrell said.

Fiscal 2005 Financial Guidance

THQ moved guidance to the high end of its previous range for the fiscal year ending March 31, 2005 and provided initial guidance for the second quarter of fiscal 2005:

•                  For the fiscal year ending March 31, 2005, THQ continues to expect net sales of approximately $680 million.  The company moved net income guidance to $1.10 per diluted share, the high end of its previous range, due primarily to expected product cost savings.

•                  For the second quarter of fiscal 2005, the company expects net sales of approximately $82 million and a net loss of about $0.20 per share.  Key product releases anticipated for the quarter include WWE™ Day of Reckoning™ for the Nintendo® GameCube™, and Warhammer® 40,000: Dawn of War™ and Full Spectrum Warrior for the PC.  The company announced that the new original PC title S.T.A.L.K.E.R.: Shadow of Chernobyl is now scheduled to ship in the fiscal fourth quarter in order to maximize its sales potential.

Farrell said, “We remain focused on delivering another record year in fiscal 2005.  We have planned our release schedule for the important holiday quarter to emphasize established brands with games based on three top holiday films: The Incredibles, The SpongeBob SquarePants™ Movie and The Polar Express.  In addition, we will release the next installment in our perennial top-selling SmackDown!™ series, WWE SmackDown!™ vs. Raw™ for PlayStation® 2.

“We have strategically scheduled S.T.A.L.K.E.R:. Shadow of Chernobyl for PC, Pandemic Studios’ Destroy All Humans™ for PlayStation 2 and Xbox, and The Punisher™, from internal studio Volition, for PlayStation 2 and Xbox for the fiscal fourth quarter, which we believe to be an optimal window for establishing new intellectual properties.  In addition, we plan to release WWE™: Wrestlemania® XXI for Xbox in the fourth quarter in conjunction with the WWE’s Wrestlemania promotional push,” said Farrell.

Recent Developments

•                  THQ established new franchise, Full Spectrum Warrior.  The title ranked #1 on Xbox and #2 overall for the month of June, according to the NPD Group, Inc.

•                  THQ was the #2 independent publisher for the first half of calendar 2004 and maintained the ranking as the #1 independent publisher of handheld games, according to NPD.

•                  THQ strengthened its internal development capabilities to 18 teams through the expansion of key existing studios and the acquisition of leading PC studio Relic Entertainment in April 2004.

•                  THQ, consistent with its strategy to compete more aggressively in the high-end PC market, entered into a publishing agreement with Iron Lore Entertainment for an as-yet unannounced PC action role playing game (RPG) scheduled for release in fiscal 2006.

•                  THQ Wireless™ added agreements with Major League Baseball Advanced Media (MLBAM) and the Major League Baseball Player’s Association (MLBPA) to its growing stable of sports content,

including recently announced agreements with the National Football League (NFL), PLAYERS, INC. (NFL Players), National Hockey League (NHL) and National Hockey League Player’s Association (NHLPA).

Separately, the company announced that Eric Doctorow, who joined THQ as Chief Operating Officer in October 2003, has resigned to pursue other opportunities.  Farrell will assume responsibility for Doctorow’s duties while THQ evaluates candidates to join the company’s executive team.

Investor Conference Call:

THQ management will host an investor conference call today, July 29, 2004, at 2:00 p.m. PDT (5:00 p.m. EDT) to review the company’s financial results and operations for the quarter ended June 30, 2004 and discuss its future outlook. The call may be accessed by dialing (888) 396-2356 or (617) 847-8709, passcode 96271385, or by visiting THQ’s Web site at www.thq.com.

THQ (NASDAQ: THQI) is a leading independent publisher of interactive entertainment software worldwide.  The company develops its products for all popular game systems including the PlayStation® 2 computer entertainment system from Sony Computer Entertainment, the Xbox® videogame system from Microsoft, Nintendo® GameCube™ and Game Boy® Advance, personal computers as well as wireless devices.  The THQ Web site is located at www.thq.com.  The THQ Wireless site is located at www.thqwireless.com. THQ is a registered trademark of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings (loss) per share for the quarter ending September 30, 2004 and the fiscal year ending March 31, 2005.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its and Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal period ended March 31, 2004, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

# # #

(Tables Follow)

THQ Inc.

First Quarter Earnings Announcement 2005

Consolidated Statements of Operations

(In thousands, except per share data)

Table 1

	Three Months Ended June 30,
	2004	2003
Net sales	$88,194	$98,095

Costs and expenses:
Cost of sales	33,774	38,253
License amortization and royalties	7,007	9,252
Software development amortization	12,915	19,244
Product development	9,982	8,766
Selling and marketing	18,196	19,129
Payment to venture partner	524	465
General and administrative	12,816	9,362
Total costs and expenses	95,214	104,471
Income (loss) from operations	(7,020)	(6,376)
Interest income, net	972	733
Other income (expenses)	—	(4)
Income (loss) before income taxes	(6,048)	(5,647)
Income taxes	(2,147)	(2,090)
Net income (loss)	$(3,901)	$(3,557)
Net income (loss) per share – diluted	$(.10)	$(.09)
Shares used in per share calculation – diluted	38,384	38,162

The above table is derived from our Consolidated Statements of Operations in accordance with U.S. Generally Accepted Accounting Principles.

THQ Inc.

First Quarter Earnings Announcement 2005

Balance Sheets

Table 2

	(In thousands)
	June 30, 2004	March 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$242,813	$253,039
Accounts receivable – net	41,571	59,088
Inventory	18,097	22,303
Licenses	18,508	13,172
Software development	48,449	39,997
Income taxes receivable	5,860	—
Prepaid expenses and other current assets	11,114	9,451
Total current assets	386,412	397,050
Property and equipment, net	18,780	17,468
Licenses – net of current portion	9,257	9,068
Software development – net of current portion	10,751	9,798
Deferred income taxes	—	560
Goodwill – net	77,582	59,399
Long-term marketable securities	24,147	24,320
Other long term assets – net	15,620	9,488
Total assets	$542,549	$527,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$16,938	$22,147
Accrued expenses	33,376	22,361
Accrued payment to venture partner	422	746
Accrued royalties	34,178	41,305
Income taxes payable	—	216
Deferred income taxes	642	642
Total current liabilities	85,556	87,417
Accrued royalties – net of current portion	875	1,142
Deferred income taxes – net of current portion	1,149	—

Minority interest	1,126	—

Common stock	391	382
Additional paid-in capital	323,429	304,860
Accumulated other comprehensive income	8,876	8,302
Retained earnings	121,147	125,048
Total stockholders’ equity	453,843	438,592
Total liabilities and stockholders’ equity	$542,549	$527,151

THQ Inc.

Supplementary Tables

	Three Months Ended June 30,
	2004	2003
Platform Revenue Mix

Consoles

PlayStation 2	22.0%	28.5%
Xbox	27.9	19.7
Game Cube	4.6	7.0
PlayStation	2.3	3.8
	56.8	59.0

Handheld

Game Boy Color	—	1.4
Game Boy Advance	27.8	21.3
	27.8	22.7

PC CD-ROM	10.7	15.8
Wireless	3.2	1.2
Other	1.5	1.3
	100.0%	100.0%

Geographic Revenue Mix

Domestic	59.3%	70.7%
Foreign	40.7	29.3
	100.0%	100.0%